TBS INTERNATIONAL PLC & SUBSIDIARIES                   EXHIBIT 10.17

TBS INTERNATIONAL PLC
AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

FORM OF RESTRICTED SHARE AWARD AGREEMENT

RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) dated as of [DATE] (the “Issue Date”) between TBS INTERNATIONAL PLC (the “Company”), and [PARTICIPANT] (the “Participant”).

WHEREAS, pursuant to the Amended and Restated 2005 Equity Incentive Plan (the “Plan”), the Committee designated under the Plan desires to issue to the Participant an award of restricted shares of Class A Ordinary Shares, par value U.S. $0.01 per share, of the Company (the “Restricted Shares”); and

WHEREAS, the Participant desires to accept such restricted share award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, the Company and the Participant, intending to be legally bound, hereby agree as follows:

1. Definitions.  Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2. Issue of Restricted Shares.  On the Issue Date, the Company hereby issues to the Participant an Award of _____ Restricted Shares (the “Award”) in accordance with Section 9 of the Plan and subject to the conditions set forth in this Agreement and the Plan (as amended from time to time).  The Award represents the right to receive and retain up to the number of shares set forth in the preceding sentence (as adjusted from time to time pursuant to Section 16(a) of the Plan) subject to the fulfillment of the vesting conditions set forth in this Agreement.  By accepting the Award, the Participant irrevocably agrees on behalf of the Participant and the Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such Plan may be amended from time to time).

3. Vesting.  Subject to the Participant’s continuous service with the Company, the Participant’s rights in and to the Restricted Shares subject to the Award shall vest in full on the date of the Company’s _____ Annual General Meeting of Shareholders.  If the Participant’s service with the Company ceases for any reason before such date, then the Participant’s rights in and to any unvested Restricted Shares will forfeit to the Company immediately and without further notice.

4. Issuance of Certificates; Status of Participant.

(a) Share certificates representing the Restricted Shares may be issued by the Company in the name of the Participant and held in escrow by the Company until the Restricted Shares vest, or the Company may hold non-certificated shares in the name of the Participant until the Restricted Shares vest.

(b) From and after the Issue Date, the Participant will be recorded as a shareholder of the Company with respect to the Restricted Shares subject to the Award (whether vested or unvested) and shall have voting rights with respect to such Restricted Shares in accordance with the Company’s Articles of Association unless and until any such Restricted Shares are forfeited or transferred back to the Company.

5. Forfeiture; Right of Repurchase Provisions.  Nothing in this Agreement will limit the Company’s rights pursuant to Section 15 or Section 9 of the Plan.

6. Dividends.  From and after the Issue Date and unless and until the Restricted Shares are forfeited or otherwise repurchased by the Company, the Participant will be entitled to receive all dividends and other distributions paid with respect to the Restricted Shares subject to this Award; provided however that any Restricted Shares or other securities of the Company received by a Participant as a result of a share distribution or as a share dividend or bonus issue with respect to the Restricted Shares awarded hereunder shall be subject to the same restrictions as such Restricted Shares.

7. Withholding and Disposition of Restricted Shares.

(a) Generally.  The Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award.  The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the issuance or vesting of the Award or the subsequent withholding and/or sale of Restricted Shares issuable pursuant to the Award.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b) Payment of Withholding Taxes.  Prior to any event in connection with the Award (e.g., issue/vesting of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), the amount of the Tax Withholding Obligation shall be satisfied as set forth in this Paragraph 7(b) and the Participant agrees to the provisions of this Paragraph 7(b) as a condition of receiving any financial benefit or gain from the Award.

(i) By Tendering Shares.  Unless the Participant elects to satisfy the Tax Withholding Obligation by an alternative means in accordance with Paragraph 7(b)(ii), Participant’s receipt of this Award and/or any financial benefit or gain from this Award constitutes Participant’s instruction and authorization, at or about the time the Award vests, for the Company to use Net Settlement and to tender to the Company for repurchase for nil consideration pursuant to Section 41(1) of the Companies (Amendment) Act 1983 the number of Restricted Shares from those Restricted Shares then vesting that the Company determines is sufficient to satisfy the Participant’s Tax Withholding Obligation (with any fractional share resulting from Net Settlement being rounded down to the nearest whole number) (the “Tendered Shares”).  The Participant renounces all rights to Tendered Shares and agrees that the Company may dispose of the Tendered Shares pursuant to Section 43(3) of the Companies (Amendment) Act 1983 in such manner and at such prices and times and to such other persons as it may determine without any obligation to account to the Participant for the proceeds of such issue and/or disposal.

(ii)           By Other Payment.  At any time not less than five (5) business days before any Tax Withholding Obligation arises, the Participant may notify the Company of Participant’s election to pay Participant’s Tax Withholding Obligation.  In such case, the Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a cashier’s check payable to the Company, Attn: Compliance Officer, at the Company’s principal executive offices, or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit.  Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly may require the amount paid to the Company under this Paragraph 7(b)(ii) to be more than the minimum amount that may actually be due and that, if the Participant has not delivered payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied in the manner specified in Paragraph 7(b)(i).

8. Power of Attorney. To secure the Participant’s obligations under Paragraph 7, the Participant hereby irrevocably appoints and authorizes the Chief Executive Officer or Chief Financial Officer of the Company, severally, to be his true and lawful attorney so that such attorney may act for the Participant and in the Participant’s name to execute, sign, seal, deliver and complete any deed or document or receive any notice or to take or do any decision, act, matter or thing which shall, in the opinion of such attorney, be required to be executed, signed, sealed, delivered, completed, taken or done in order to sell or otherwise deal in the Tendered Shares.

9. Committee Authority.  Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion.  All decisions by the Committee shall be final and binding.

10. Application of the Plan.  The terms of this Agreement are governed by the terms of the Plan, as it exists on the date hereof and as the Plan is amended from time to time.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein.  As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.

11. No Right to Continued Employment.  Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Participant any right to continued employment with the Company or any of its subsidiaries or affiliates, or interfere in any way with the right of the Company or any of its subsidiaries to terminate the Participant’s employment or other service relationship for any reason at any time.

12. Further Assurances.  Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.

13. Entire Agreement.  This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.

14. Binding on Transferees.  The provisions of the Plan and this Agreement will inure to the benefit of, and be binding on, the Company and its transferees and assigns and the Participant and Participant’s executor, administrator and permitted transferees and beneficiaries, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

15. Securities Law Compliance.  The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Restricted Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers.  Any sale of the Restricted Shares must also comply with other applicable laws and regulations governing the sale of such shares.

16. Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of Delaware without giving effect to the conflicts of laws provisions thereof.

[signature page follows]

The parties hereto have executed this Agreement as of the date first above written.

[PARTICIPANT] Name: (printed)	TBS INTERNATIONAL PLC By: Name: Title: